Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES FIRST QUARTER 2010 RESULTS
Higher Backlog from Sequential Order Growth; Strong Cash Flow Execution;
Full Year Earnings Guidance Maintained
DAYTON, OHIO, January 6, 2010...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.18 for its fiscal first quarter ended November 30, 2009, including approximately $0.02 from one-time benefits. In the prior year first quarter, the Company reported DEPS of $0.50.
The Company reported $137 million of customer orders in the fiscal first quarter, $15 million sequentially higher than the fourth quarter of 2009 and $48 million lower than the first quarter of 2009. Backlog grew $12 million in the first quarter to $147 million. First quarter sales of $129 million trailed the comparable prior year period by $49 million.
“Order levels improved sequentially in two of our platform businesses, contributing to higher backlog for the enterprise,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “We are encouraged by these and other signals of an improving global economy but continue to operate in an environment of reduced customer demand and, in some cases, pricing pressures. As a result, our businesses remain focused on initiatives to improve profitability, including restructuring programs and cost controls.”
Robbins & Myers generated $11 million of cash from operating activities in the first quarter of 2010, including working capital contributions, as compared with a small use of cash in the prior year same quarter. The Company expanded its cash balances to $119 million at the end of the first quarter and reported $32 million of debt.
First quarter 2010 earnings before interest and taxes (EBIT) were $10 million, which was lower than first quarter 2009 EBIT of $26 million due to reduced sales resulting from the global economic downturn. Current year EBIT includes $2.5 million of benefits from foreign exchange gains and an insurance recovery, reduced by $1.5 million of corporate costs incurred in conjunction with strategic and legal matters concluded in the first quarter.
Mr. Wallace commented, “As expected, fiscal 2010 is starting slowly as a result of recent customer order and backlog levels. We expect current customer demand conditions to persist into our fiscal second quarter, which will also include our typical, seasonal facility shutdowns. For the full year, our financial performance depends in large part on the pace and scope of the economic recovery, especially in the second half.” The Company expects full year 2010 DEPS of $0.80-$1.00 and second quarter DEPS of $0.05-$0.15, excluding the cost of restructuring actions.

First Quarter Results by Segment
The Company previously announced a realignment of its businesses that included moving its Chemineer US and Asian operations from the Process Solutions Group to the Fluid Management Group. All results included in this press release have been adjusted to reflect the new operating and reporting structure. A recasting of quarterly segment results for fiscal 2007 through 2009 can be viewed in the “Investor Relations” section of the Company’s website, www.robn.com.
The Company’s Fluid Management segment orders of $68 million represent a 32% decline from the prior year first quarter but are $10 million sequentially higher than the fourth quarter of fiscal 2009. Sales of $68 million are 32% lower than the comparable prior year period, and EBIT fell 41% to $17 million. First quarter EBIT includes $2 million of benefit from foreign exchange gains and an insurance recovery.
The Process Solutions segment reported orders of $42 million, 27% lower than the prior year first quarter but $6 million sequentially higher than the fourth quarter of fiscal 2009. Sales of $44 million were 19% lower than the comparable prior year period. The segment incurred an EBIT loss of $2 million in the first quarter of 2010 as a result of lower sales and competitive project pricing; in the first quarter of 2009, the segment had EBIT income of $3 million.
The Romaco segment reported orders of $27 million, 2% higher than the comparable prior year quarter but $1 million sequentially lower than the fourth quarter of fiscal 2009. Sales in the quarter were $18 million, 24% less than the first quarter of 2009. Romaco incurred an EBIT loss of $1 million in the first quarter of 2010, similar to performance in the prior year first quarter.
Conference Call to Be Held Today, January 6 at 2:30 PM (Eastern)
A conference call to discuss these results has been scheduled for 2:30 PM Eastern on Wednesday, January 6, 2010, which can be accessed at www.robn.com or by dialing 1-866-700-0161 (US/Canada) or +1-617-213-8832, using conference ID #86054479. Replays of the call can be accessed by dialing 1-888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID #85472549.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; our ability to realize the benefits of our restructuring programs; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	November 30, 2009	August 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$119,110	$108,169
Accounts receivable	111,642	114,191
Inventories	109,259	105,772
Other current assets	10,139	11,573
Deferred taxes	11,411	12,519

Total Current Assets	361,561	352,224

Goodwill & Other Intangible Assets	279,683	273,476
Deferred Taxes	26,827	26,477
Other Assets	8,652	9,490
Property, Plant & Equipment	136,314	135,187

	$813,037	$796,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$46,644	$55,918
Accrued expenses	73,199	68,059
Current portion of long-term debt	31,666	30,194

Total Current Liabilities	151,509	154,171

Long - Term Debt - Less Current Portion	277	265
Deferred Taxes	44,410	44,194
Other Long - Term Liabilities	118,472	115,113
Shareholders’ Equity	498,369	483,111

	$813,037	$796,854

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2009	2008
Sales	$129,413	$177,971
Cost of sales	86,379	109,995

Gross profit	43,034	67,976
SG&A expenses	33,298	41,582

Income before interest and income taxes	9,736	26,394
Interest expense, net	143	53

Income before income taxes	9,593	26,341
Income tax expense	3,367	8,957

Net income including noncontrolling interest	6,226	17,384
Less: Net income attributable to noncontrolling interest	196	176

Net income attributable to Robbins & Myers, Inc. shareholders	$6,030	$17,208

Net income per Robbins & Myers, Inc. share:
Basic	$0.18	$0.50
Diluted	$0.18	$0.50

Weighted average Robbins & Myers, Inc. common shares outstanding:
Basic	32,872	34,429
Diluted	32,911	34,465

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
      (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands)	2009	2008
Customer Sales
Fluid Management	$68,188	$100,530
Process Solutions	43,533	54,024
Romaco	17,692	23,417

Total	$129,413	$177,971

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$16,734	$28,224
Process Solutions	(1,651)	3,285
Romaco	(758)	(1,443)
Corporate and Eliminations	(4,589)	(3,672)

Total	$9,736	$26,394

Depreciation and Amortization
Fluid Management	$2,047	$2,063
Process Solutions	1,483	1,418
Romaco	578	482
Corporate and Eliminations	86	130

Total	$4,194	$4,093

Orders
Fluid Management	$68,107	$100,330
Process Solutions	41,914	57,778
Romaco	27,134	26,725

Total	$137,155	$184,833

Backlog
Fluid Management	$35,162	$87,722
Process Solutions	60,295	88,201
Romaco	51,410	47,676

Total	$146,867	$223,599

Note: EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
      (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands)	2009	2008
Operating activities:
Net income including noncontrolling interest	$6,226	$17,384
Depreciation and amortization	4,194	4,093
Other, net	870	(21,775)

Cash provided (used) by operating activities	11,290	(298)

Investing activities:
Capital expenditures, net of nominal disposals	(2,182)	(3,377)

Cash used by investing activities	(2,182)	(3,377)

Financing activities:
Proceeds (payments) of long-term debt, net	1,286	(982)
Share repurchases	—	(39,114)
Other, net	(1,203)	(731)

Cash provided (used) by financing activities	83	(40,827)
Exchange rate impact on cash	1,750	(4,566)

Increase (decrease) in cash	10,941	(49,068)
Cash at beginning of period	108,169	123,405

Cash at end of period	$119,110	$74,337